Exhibit 10.1
AGREEMENT FOR TERMINATION OF EMPLOYMENT
     THIS AGREEMENT FOR TERMINATION OF EMPLOYMENT (“Agreement”) is between Waste Management, Inc. (the “Company”) and Lawrence O’Donnell, III (“Executive”).
Preamble
     WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated January 21, 2000, as amended as of October 20, 2004 and December 31, 2008 (as so amended, the “Employment Agreement”);
     WHEREAS, the employment of Executive will terminate effective June 30, 2010;
     WHEREAS, the Company and Executive now jointly desire to enter into this Agreement to supplement the continuing provisions of the Employment Agreement; and
     NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Company and Executive agree as follows:
     1. Termination of Positions and Employment. The employment of Executive will terminate effective June 30, 2010. From and after the date of execution of this Agreement by the Company and Executive, Executive will no longer be (1) the President, Chief Operating Officer or any other officer of the Company or (2) an officer or director of any subsidiary of the Company. Executive agrees to continue in his employment with the Company until June 30, 2010 to assist in transition. The parties agree that Executive’s employment will terminate under circumstances entitling Executive to the payments, compensation and benefits set forth in Section 6(e) of the Employment Agreement, as more specifically detailed in a summary sheet which has been previously provided to Executive. The Company shall withhold, or cause to be withheld, from all such payments, compensation and benefits the amounts required to be withheld pursuant to federal, state or local tax laws.
     2. Other Agreements. This Agreement does not amend, supersede, waive or release any agreements, plans or implementing documentation relating to Executive’s employment with, and compensation and benefits from, the Company, including the Employment Agreement, the Executive’s Indemnity Agreement dated October 27, 2005, any plans, agreements, grants or acceptances providing participation or benefits under the Company’s various equity-based compensation plans (collectively, the “Employment Documents”). The Employment Documents contain agreements, covenants and other provisions that are stated or are intended to remain effective after termination of Executive’s employment, and Executive and Company confirm that the agreements, covenants and other provisions in the Employment Documents shall continue in full force and effect in accordance with their terms after termination of Executive’s employment. On and as of the close of business on June 30, 2010, the Company and Executive will execute and deliver mutual releases in substantially the form that the parties have previously agreed.

     Effective as of the June 1, 2010.

LAWRENCE O’DONNELL, III (“Executive”)
/s/ Lawrence O’Donnell, III
Lawrence O’Donnell, III
June 1, 2010 (Date)

WASTE MANAGEMENT, INC. (The “Company”)
By:	/s/ David P. Steiner
David P. Steiner
Chief Executive Officer
June 1, 2010 (Date)